                                                                    EXHIBIT 99.2

FOR IMMEDIATE RELEASE

Media Contact: Kevin Brett
               408-433-7150
Investor Contact: Diana Matley
Matley                                                        February 22,  1999
               408-433-4365
CC99-07

LSI LOGIC TO ACQUIRE SEEQ TECHNOLOGY IN $100 MILLION STOCK TRANSACTION

MILPITAS, CA - LSI Logic Corporation (NYSE: LSI) and SEEQ Technology, Inc. (NASDAQ: SEEQ) today announced an agreement for LSI Logic to acquire SEEQ Technology in a transaction where SEEQ shareholders will receive LSI Logic Common Stock based on an exchange ratio of .1095 (subject to adjustment). The transaction will be valued at approximately $100 million at the present LSI Logic stock price and is expected to be accounted for as a pooling of interests.

LSI Logic anticipates completing the acquisition in its second quarter ended June 30, and expects the transaction to be accretive to the company's earnings per share during the course of the next 12 months. The acquisition is subject to the customary closing conditions, including approval by SEEQ Technology shareholders and is subject to regulatory review.

SEEQ Technology, which reported 1998 revenues of $28.1 million, is a leading semiconductor designer of data communications products for the Internet-driven networking market. SEEQ's solutions for its worldwide customers include Ethernet MAC (media access controllers) and PHY (physical layer) transceivers.

"Through the acquisition of SEEQ Technology, LSI Logic will offer a broader set of networking solutions to our customers, enhance our growth opportunities, and increase value for our shareholders," said Wilfred J. Corrigan, LSI Logic chairman and chief executive officer.

"We are gratified to have the opportunity to add our industry leading Fast Ethernet and Gigabit Ethernet solutions to the already impressive intellectual property offerings that LSI Logic provides to its networking customer base," said Phil Salsbury, SEEQ president and chief executive officer. "Networking is a rapidly accelerating market and we are ready to contribute to the LSI Logic success story in this fast-moving arena."

John P. Daane, LSI Logic executive vice president for Communications, Computer and ASIC Products, said that SEEQ's Ethernet solutions are used in a wide variety of industry-leading applications, including networking interface cards, hubs, routers, and switches.

"This focused acquisition is another tangible sign that LSI Logic intends to build upon its Internet-based business strategy," said Daane. "SEEQ will provide LSI Logic with additional mixed-signal design expertise, a talented corps of engineers, and immediate access to its PHY transceiver IC technology. SEEQ will also bring to LSI Logic networking standard products, and intellectual property that can be incorporated into our CoreWare library."

Upon completion, the SEEQ purchase will mark LSI Logic's third acquisition in the last two years. LSI Logic acquired Mint Technology Inc. in 1997, expanding its engineering design services capability. Last year, LSI Logic completed the $760 million strategic acquisition of Symbios, Inc., vaulting the company into a leadership position in the storage components and storage systems markets. This year, LSI Logic took the next step by agreeing to acquire SEEQ to bolster its offerings to the high-growth networking market.

Safe Harbor for forward looking statements: The statements in this new release relating to the effect of the acquisition on earnings per share involve known and unknown risks and uncertainties, which may cause the company's actual results in future periods to be materially different from any performance suggested in this release. Such factors may include, but may not necessarily be limited to customer acceptance of the acquisition and continuing demand for SEEQ Technology products. Also, the company's ability to successfully combine SEEQ operations with its own, including retaining key employees, can impact the company's financial performance. The timing of new technology and product introductions anticipated from the acquisition are also important factors. In the context of forward-looking information in this news release, reference is made to the discussion of risk factors detailed in the company's filings with the Securities and Exchange Commission during the past 12 months.

LSI Logic Corporation (NYSE: LSI), The System on a Chip Company, is a leading supplier of custom high-performance semiconductors with operations worldwide. The company enables customers to build complete systems on a single chip with its CoreWare design program, thereby increasing performance, lowering system costs and accelerating time to market. LSI Logic develops application-optimized products in partnership with trendsetting customers and operates leading edge, high-volume manufacturing facilities to promote submicron chips. The company maintains a high level of quality, as demonstrated by its ISO 9000 certifications. LSI Logic is headquartered at 1551 McCarthy Blvd., Milpitas, California 95035, 408-433-8000, www.lsilogic.com.

SEEQ Technology, Inc. is a leading manufacturer of data communications semiconductor products. Headquartered in Fremont, California, the company is a LAN pioneer, having introduced the first integrated Ethernet controller in 1982. SEEQ's product families include Gigabit Ethernet, Fast Ethernet (100Base-T), Ethernet (10Base-2, -5, and -T) and ATM components. SEEQ leads the Ethernet Media Access Controller (MAC) market, and offers the broadest line of Fast Ethernet MACs and PHYs in the industry. The company's Ethernet solutions are used in industry-leading applications including network interface cards, hubs/bridges/routers, switches and test equipment. SEEQ is a contributing member of the IEEE Fast Ethernet and Gigabit Ethernet committees, and the Gigabit Ethernet Alliance (GEA). For further information about SEEQ and its products, please visit the company's World Wide Web site at http://www.seeq.com, or phone 510-226-7400.

The LSI Logic log design, The System on a Chip Company and CoreWare are registered trademarks. All other brand and product names may be trademarks of their respective companies.

Additional information about LSI Logic Corporation is available at www.lsilogic.com.

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